Exhibit 10.27

MICROCHIP TECHNOLOGY INCORPORATED

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between ________________ (the “Employee”) and Microchip Technology Incorporated (the “Company”), effective as of the last date signed below (the “Effective Date”), [and amends and restates in its entirety the Change of Control Severance Agreement dated [____] between the Company and Employee]1.

RECITALS

1.    It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2.    The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3.    The Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control.  These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4.    Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and each subsequent third year anniversary, this Agreement will renew automatically for an additional three (3) year term (each, an “Additional Term”) unless either party provides the other party with written notice of nonrenewal at least ninety (90) days prior to the date of automatic renewal. Notwithstanding the foregoing, if a Change of Control occurs when there are fewer than twenty-four (24) months remaining during the Initial Term or an Additional Term, then the term of this Agreement will extend automatically through the date that is twenty-four (24) months following the date of the Change of Control. If Employee becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.    At-Will Employment.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”).  If the Employee’s employment terminates prior to the Change of Control Period, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or under his or her Employment Agreement if any exists in writing, or as may otherwise be available in accordance with the Company’s established employee plans.
3.    Severance Benefits.

1 To be used for employees with existing change of control severance agreements.

(a)    Involuntary Termination Other than for Cause, Voluntary Termination for Good Reason During the Change of Control Period.  If within the period beginning three (3) months preceding a Change of Control and ending twenty-four (24) months following a Change of Control (the “Change of Control Period”), (i) the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein) or (ii) the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), death or Disability (as defined herein) and the Employee (or the Employee’s successor as contemplated by Section 6(b)) signs, and does not revoke, a release of claims agreement with the Company in the form attached as Exhibit A hereto (the “Release”) subject to conditions of Section 3(d), then the Employee shall receive the following severance from the Company:

(i)    Equity Compensation Acceleration. One hundred percent (100%) of Employee’s outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) subject to service-based vesting shall immediately vest and become exercisable. Equity Compensation Awards that are stock options or stock appreciation rights will remain exercisable for a period of two (2) years following Employee’s termination, but not later than the term of the option or stock appreciation right agreement. To the extent that an outstanding Equity Compensation Award is subject to a performance condition, the award will vest at the greater of target performance or the amount provided under the terms of the individual award agreement. For the avoidance of doubt, in the event of Employee’s termination of employment under Section 3(a) prior to a Change of Control, any unvested portion of Employee’s Equity Compensation Awards will remain outstanding until the earlier of (x) 3 months following such termination or (y) the Change of Control, solely so that any benefits due upon a qualifying termination of employment can be provided if the Change of Control occurs within 3 months following the termination (provided that in no event will Employee’s stock options or similar equity awards remain outstanding beyond their maximum term to expiration).
(ii)    Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to [two hundred percent]2 [one hundred fifty percent] of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination of employment, whichever is greater), plus [two hundred percent][one hundred fifty percent] of Employee’s highest annual incentive compensation amount paid during any of the preceding three (3) full plan years.
(iii)    COBRA Severance Benefit. If Employee and any spouse and/or other dependents of Employee have coverage under the Company group health plans at the time Employee terminates employment pursuant to Section 3(a), Employee shall be entitled to receive a taxable lump sum payment representing [twenty four (24)][eighteen (18)] months’ worth of premiums for medical, vision and dental coverage for Employee and Employee’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable applicable state law (“COBRA”).

(b)    Timing of Severance Payments.  Subject to Section 3(g) below, severance payments to which Employee is entitled shall be paid by the Company, or in the case of installments, will commence, on the 61st day following the employment termination date (the “Payment Date”), and any severance benefits otherwise payable to Employee during the period immediately following termination will be paid in a lump sum on the Payment Date, with any remaining payments made as provided in this Agreement. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid as scheduled (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.

(c)    Release Effectiveness.  The receipt of any severance payment or benefits pursuant to section 3(a) will be subject to the Employee signing and not revoking the Release and provided that such Release is effective within sixty (60) days following the termination of Employee’s employment.  No severance pursuant to such section shall be paid or provided until the Release becomes effective.

(d)    Voluntary Resignation.  If the Employee’s employment with the Company terminates during the Change of Control Period voluntarily by the Employee other than for Good Reason, then the Employee shall not be entitled to receive severance or other benefits except as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
2 Agreement with CEO to provide severance of 200% of base salary and bonus and 24-months COBRA premium payments. Agreement for officers other than the CEO to provide severance of 150% of base salary and bonus and 18-months COBRA premium payments.

(e)    Termination for Cause; Termination Other Than During a Change of Control Period.  In the event the Employee’s employment is terminated for Cause, or for any reason prior to or following the Change of Control Period, then the Employee shall not be entitled to receive severance and any other benefits except as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
(f)    Accrued Compensation. On any termination of the Employee’s employment with the Company, the Employee will be entitled to receive all accrued but unpaid vacation (if any), expense reimbursements, wages, and other benefits due to the Employee under any Company-provided plans, policies, and arrangements.
(g)    Internal Revenue Code Section 409A.

(i)    Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that becomes payable under this Agreement by reason of Employee’s termination of employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), and any final regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”). Further, if Employee is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of Employee’s termination (other than a termination due to death), then the severance payable to Employee, if any, under this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following Employee’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of the termination, when they shall be paid in full arrears.   All subsequent Deferred Compensation Separation Payments, if any, shall be paid in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any Payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)    Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Payments for purposes of clause (i) above.

(iii)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Payments for purposes of clause (i) above.  “Section 409A Limit” will mean the lesser of two (2) times: (A) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(iv)    Any taxable reimbursements and/or taxable in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of Section 409A, including: (i)  the amount of any such expense reimbursement or in-kind benefit provided during a taxable year of the Employee shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the last day of the employee’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(v)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided in this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4.    Limitation on Payments.

(a)    Reduction of Severance Benefits. If any payment or benefit that Employee would receive from the Company or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Employee have any discretion with respect to the ordering of Payment reductions. Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and neither the Company nor any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Employee for any of those payments of personal tax liability.

(b)    280G Determinations. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Firm such information and documents as the Firm may reasonably request in order to make determinations under this Section 4. The Company shall bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 4. The Company will have no liability to Employee for the determinations of the Firm.

5.    Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)    Cause.  “Cause” shall mean (i) a willful act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or pleading nolo contendere to, a felony that is materially and demonstrably injurious to the Company, and (iii) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

For the purposes of this Section 5(a), no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company.  Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company.  Notwithstanding anything herein to the contrary, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee with Employee’s counsel to be heard before the Board) finding that in the good faith opinion of the Board the Employee was properly terminated for Cause.

(b)    Change of Control.  “Change of Control” means the occurrence of any of the following:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)    A change in the composition of the Board of Directors of the Company as a result of which fewer than a majority of the directors are “Incumbent Directors.” “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or

(iii)    The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)    The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(c)    Disability. “Disability” means total and permanent disability as defined in Code Section 22(e)(3).
(d)    Good Reason.  “Good Reason” means without the Employee’s express written consent, (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities, including a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary or target bonus opportunity of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than thirty (30) miles from the one at which Employee is then presently employed.  In order for a resignation to qualify as for “Good Reason,” the Employee must provide the Company written notice of Good Reason no later than sixty (60) days after the date the Good Reason event or condition first occurred, specifically identifying the acts or omissions constituting grounds for Good Reason, and the Company must have failed to cure such Good Reason condition within thirty (30) days following the date of such notice.

6.    Successors.

(a)    The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company”

shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    The Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.    Notice.

(a)    General.  All notices and other communications required or permitted here-under shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (iv) one (1) business day after the business day of email transmission, if delivered by email transmission with copy by first class mail, postage prepaid, and shall be addressed (A) if to Employee, at his or her last known residential address and (B) if to the Company, at the address of its principal corporate offices (attention:  Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

(b)    Notice of Termination.  Any termination by the Company for Cause or by the Employee for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

8.    Miscellaneous Provisions.

(a)    No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)    Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  Employee and the Company agree to work in good faith to consider amendments to this Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of amounts to the Employee. The parties agree to cooperate with each other and to take reasonably necessary steps in this regard. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement.  This Agreement, along with other written agreements relating to the subject matter hereof between Employee and a duly authorized Company officer constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(e)    Choice of Law; Arbitration. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona, except that the enforcement of the arbitration agreement in this Section 8(e) shall be governed by the Federal Arbitration Act. Any claim, dispute or controversy by and between Employee and the Company arising under or in connection with this Agreement shall be settled exclusively by arbitration in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American

Arbitration Association. The arbitral tribunal shall consist of one arbitrator. The parties agree to waive their right to have any dispute regarding this Agreement resolved in a court of law by judge or jury. The Company shall bear the costs and expenses arising out of or in connection with any arbitration pursuant to this Section 8(e), including Employee’s costs and reasonable attorney’s fees regardless of the final outcome of the arbitration. Any decision or award of the tribunal shall be final and binding upon the parties to the arbitration process. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review such award by any court or tribunal, unless otherwise required by applicable law. The parties hereto agree that the award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof. During the period in which arbitration is taking place, the Company will continue to pay to the Employee his or her full compensation, including base salary to the extent in effect for Employee immediately prior to the arbitration. The Employee will also be allowed to continue to participate in the Company’s compensation, health and welfare plans in the same capacity to the extent in effect for Employee immediately prior to arbitration, until the dispute is resolved in accordance with this Section 8(e). Amounts paid under this subparagraph (e) shall be repaid to the Company or be offset against or reduce any other amounts due the Employee under this Agreement, as appropriate and to the extent permitted by applicable law, only upon the final resolution of the dispute. To the extent the scope of claims, controversies, and disputes covered by this Section 8(e) conflicts with the scope of claims, controversies, and disputes covered by any other arbitration agreement previously entered into by and between the Company and Employee, the scope of this Section 8(e) and the other arbitration agreement shall be read and construed to avoid conflict and each arbitration agreement shall apply only to their own respective claims, controversies, and disputes.

(f)    Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)    Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY

MICROCHIP TECHNOLOGY INCORPORATED

By:

Title:

Date:

EMPLOYEE

Signed:
[NAME]

Date:

Exhibit A

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made by and between __________________ (“Employee”) and Microchip Technology Incorporated (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, in connection with the Employee’s termination of employment effective [DATE], the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein Company and Employee hereby agree as follows:

1.    Consideration, Payment of Salary and Receipt of All Benefits. The Company will provide Employee with the severance payments and benefits set forth in the Change of Control Severance Agreement entered into between the Parties dated [DATE], in accordance with the terms and conditions of such agreement.
2.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, its parents, subsidiaries, and affiliates, and each of their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

        b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act and the Immigration Reform and Control Act, [the Arizona Civil Rights Act, the Arizona Employment Protection Act, the Arizona Wage Payment Law, the Arizona Equal Wages Act, the Safe Harbor Provision of Anti-Blacklisting Act, the Arizona Minimum Wage Law, the Arizona “Right to Work Act,” the Drug Testing of Employees Act, the Arizona “Bring

Your Guns to Work” Act, the Arizona Workplace Harassment Law, the Arizona Occupational Health and Safety Act, the Arizona Medical Marijuana Act, and the Arizonians with Disabilities Act;]3

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee from the Company; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. This release does not extend to any right Employee may have to unemployment compensation benefits.

3.    Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, would have materially affected Employee’s settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

4.    [Acknowledgment and Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.]4

5.    Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity, including (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that
3 The Company may, as it deems necessary under applicable law and prior to the parties’ execution of this agreement, remove or update this language based on applicable law and the location of Employee’s services at the time of separation from employment.

4 Include if Employee is age 40 or over. The Company may, as it deems necessary under applicable law and prior to the parties’ execution of this agreement, amend ADEA-specific language and disclosures in this Agreement, including in the case of group terminations.

Employee has reason to believe is unlawful, to the extent such disclosures are protected by applicable law. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit Employee’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Employee or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA.

6.    Governing Law. This Agreement shall be governed by the laws of the State of [Arizona]5, without regard for choice-of-law provisions.

7.    Effective Date. [Each Party has five (5) business days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).]6

8.    Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

5 The Company may, as it deems necessary, update the choice of law provision prior to the parties’ execution of this Agreement based on the location of Employee’s services at the time of separation from employment.

6 The Company will include this language if employee is under the age of 40 in lieu of the alternative language preceding it.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

		[	]	, an individual

Dated:	,

MICROCHIP TECHNOLOGY INCORPORATED

Dated:	,	By

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